CERTIFICATE OF AMENDMENT TO

                       CERTIFICATE OF DESIGNATION FOR

                          NEVADA PROFIT CORPORATION

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1.   Name of corporation:  Incode Technologies Corp.

2.   Stockholder approval pursuant to statute has been obtained.

3.   The class or series of stock being amended:  Series A Preferred Stock.

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

In Section 1, line 5, the word "twice" is eliminated.

In Sections 1, 2 and 3 the words "12 months after the date of issuance" are eliminated and replaced by the words "April 1, 2006."

The introductory paragraph in Section 4 is eliminated and replaced by the following:

4. Conversion. At any time from and after April 1, 2006, the holder of each share of Series A Preferred Stock shall have the right to convert that share of Series A Preferred Stock into eight hundred and seventy five (875) fully-paid and nonassessable shares of Common Stock. The ratio of 875 shares of Common Stock for one share of Series A Preferred Stock, as adjusted pursuant to Subsection 4.4 below, is referred to herein as the "Conversion Ratio."

Section 4.4.3 is eliminated and replaced by the following:

     4.4.3 Annual Adjustments. The Conversion Ratio shall be adjusted on December 31, 2005, and December 31, 2006 (each being an "Adjustment Date") if the conditions set forth in either Section
4.4.3.1 or Section 4.4.3.2 are met on the Adjustment Date.

     4.4.3.1 Anti-Dilution Adjustment.  If on the
Adjustment Date the number of Fully-Diluted Shares exceeds 367,243,231 (adjusted in accordance with the principles described in Section 4.4.1), then from and after the Adjustment Date, the holder of each share of Series A Preferred Stock shall have the right to convert that share of Series A Preferred Stock into the greater of
(a) the number of shares of Common Stock determined by the Conversion Ratio on the Adjustment Date or (b) that number of shares of Common Stock as is equal to the product of (i) 0.0000023826 multiplied by
(ii) the number of Fully-Diluted Shares on the Adjustment Date (defined below) multiplied by (iii) the number of shares of Series A Preferred Stock to be converted. "Fully-Diluted Shares" means the sum of the outstanding Common Stock plus all shares of Common Stock that would be outstanding if all securities that could be converted into Common Stock without additional consideration were converted on the Conversion Date, but shall not include Common Stock issuable on conversion of the Series A Preferred Stock. The formula set forth in the first sentence of this paragraph, as adjusted pursuant to any other applicable paragraph in Section 4.4, will be the "Conversion Ratio" in effect after the Adjustment Date.

5.   Effective date of filing (optional):

6.   Officer Signature (Required):  /s/ James L. Grainer
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